Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT TO REDEEM AN ADDITIONAL $2 BILLION OF SERIES A NOTES

Completes Financings Backed by Railcars,

Commercial Aircraft and Student Loans

NEW YORK – December 22, 2011 – CIT Group Inc.  (NYSE: CIT) cit.com, a leading provider of financing to small businesses and middle market companies, today announced that it will redeem an additional $2 billion of 7% Series A Second Lien Notes (Notes), including the $1.6 billion remaining balance of its Notes maturing in 2015 and approximately $400 million of its Notes maturing in 2016. Following this redemption, approximately $1.5 billion principal amount of the Notes maturing in 2016 and approximately $2.9 billion principal amount of the Notes maturing in 2017 will remain outstanding.

CIT also announced that in the fourth quarter it utilized existing secured borrowing facilities to fund a portion of its railcar, commercial aircraft and student lending portfolios. The student loans were primarily sourced from a 2003 student lending securitization, Education Funding Capital Trust-II, with a remaining balance of $500 million that the company redeemed at par on December 20, 2011.

“These actions highlight our continued progress lowering our funding costs and positioning CIT for the future,” said John A. Thain, Chairman and Chief Executive Officer.  “As we advance our strategic roadmap we will continue to provide much needed working capital to the small business and middle market sectors.”

Including the Series A redemptions announced today, CIT will have eliminated or refinanced over $17 billion of first lien and second lien debt since the beginning of 2010, including $7.5 billion of first lien debt, approximately $7.8 billion of Series A Notes and its entire $2.1 billion of Series B Notes.

The Company has provided a redemption notice for the Series A Notes to the trustee and intends to complete the Series A redemption on January 23, 2012. As provided under the terms of the Series A Notes, the notes will be redeemed at par and will be redeemed on a pro-rata basis among all of the 2015 and 2016 Series A Notes.

Additional information will be available in a Form 8-K that will be filed with the Securities and Exchange Commission. This, and other filings, can be found on CIT's Web site, cit.com, in the Investor Relations section.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $34 billion in financing and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com